EXHIBIT 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                     Year Ended December 31,
                                                 ------------------------------
                                                  1997        1996         1995
                                                  ----        ----         ----
                                                       Dollars in millions
Net income ...................................  $  310.1   $  260.1    $  225.3
Provision for income taxes ...................     178.0      155.7       139.8
                                                --------   --------    --------
Earnings before provision for income taxes ...     488.1      415.8       365.1
                                                --------   --------    --------
Fixed Charges:
 Interest and debt expenses on indebtedness ..     937.2      848.3       831.5
 Minority interest in subsidiary trust
  holding solely debentures of the Company ...      16.3         --          --
 Interest factor - one-third of rentals
  on real and personal properties ............       8.5        8.1         7.9
                                                --------   --------    --------
Total fixed charges ..........................     962.0      856.4       839.4
                                                --------   --------    --------
  Total earnings before provisions for
    income taxes and fixed charges ...........  $1,450.1   $1,272.2    $1,204.5
                                                ========   ========    ========
Ratios of Earnings to Fixed Charges ..........      1.51x      1.49x       1.44x